UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: August 19, 2021

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

___________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $1 par value	DE	New York Stock Exchange
8½% Debentures Due 2022	DE22	New York Stock Exchange
6.55% Debentures Due 2028	DE28	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On August 19, 2021, Deere & Company (“Deere”) and Hitachi Construction Machinery Co., Ltd. (“Hitachi”) entered into a Joint Venture Dissolution Agreement (the “Dissolution Agreement”) pursuant to which the parties agreed to voluntarily terminate (the “Termination”) the Joint Venture Agreement dated May 16, 1988 between Deere and Hitachi, the Integrated Marketing Agreement dated October 16, 2001 between Deere and Hitachi, the Marketing Profit Sharing Agreement dated January 1, 2002 between John Deere Construction and Forestry Equipment Company (also known as John Deere Construction & Forestry Company) and Hitachi Construction Machinery Holding U.S.A. Corporation (collectively, the “JV Agreements”), and certain other agreements between Deere, Hitachi, and/or their respective subsidiaries. These agreements govern the terms of the joint venture between Deere and Hitachi for the manufacture and distribution of excavators in North, Central, and South America under the John Deere and Hitachi trademarks and tradenames. The joint venture manufactures and sells excavators for the construction, compact construction, and forestry product lines through three manufacturing locations (Kernersville, North Carolina, U.S.A.; Langley, British Columbia, Canada; and Indaiatuba, Brazil). Following the Termination, excavators from these manufacturing locations will be sold only under the John Deere trademark and tradename. Hitachi will assume distribution of Hitachi-branded excavators, as well as the mining product line. The Dissolution Agreement contains customary representations, warranties, covenants, and indemnification for a transaction of this type.

In connection with the Termination, Deere and/or one or more of its direct or indirect subsidiaries will purchase all of Hitachi’s shares in the relevant joint venture entities and will receive certain intellectual property rights relating to certain manufacturing processes under a perpetual license agreement. The initial cash consideration consists of $275 million for the shares and an intellectual property license. The cash consideration will be offset by cash acquired and the settlement of intercompany balances. Deere will also assume substantially all liabilities and debt of the joint venture entities. In addition to the foregoing payments, Hitachi will pay the book value of certain pre-existing inventory. Following the Termination, Deere will purchase John Deere-branded excavators, components, and service parts from Hitachi under a new supply agreement with a duration that ranges from 5 to 30 years to be entered into between Hitachi and John Deere Construction & Forestry Company, a wholly-owned subsidiary of Deere (“JDCFC”), at prices specified therein. Deere will also continue to manufacture 10-50 metric ton John Deere-branded excavators. Following payment in full of the license fee to Hitachi thereunder, the license agreement can be terminated by Hitachi only in case of material breach by JDCFC (subject to JDCFC’s ability to cure or pay a restoration fee), upon the occurrence of certain enumerated events, or upon a change of control with respect to JDCFC. The supply agreement is terminable by Hitachi only in the event of a material breach by JDCFC (subject to JDCFC’s ability to cure) or a change of control with respect to JDCFC. Neither the license agreement nor the supply agreement is terminable by any party for convenience.

The Termination is expected to close during the first half of fiscal year 2022, subject to the receipt of certain required regulatory approvals as well as certain other customary closing conditions. Deere expects to fund the initial consideration and the transaction expenses from cash on hand.

The foregoing summary of the Termination and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Dissolution Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated into this report by reference.

Item 1.02Termination of a Material Definitive Agreement.

Under the terms of the Dissolution Agreement, Deere and Hitachi have agreed to terminate the JV Agreements. The Termination is expected to occur during the first half of fiscal year 2022, subject to the receipt of certain required regulatory approvals as well as certain other customary closing conditions. Deere will not incur any contractual penalties in connection with the Termination.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01Regulation FD Disclosure

On August 19, 2021, Deere issued a press release regarding the matters described in Items 1.01 and 1.02 of this Current Report on Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.1.

This information is being furnished under Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liability of such section, nor shall this information be deemed incorporated by reference in any filing made by Deere under the Securities Act of 1933, as amended (“Securities Act”), except as expressly set forth by specific reference in such a filing

Item 9.01Exhibits.

(d)Exhibits

Number	Description of Exhibit
10.1	Joint Venture Dissolution Agreement dated August 19, 2021 by and between Deere & Company and Hitachi Construction Machinery Co., Ltd.*
99.1	Press Release (Furnished herewith).
104	Cover Page Interactive Data File (the cover page XBRL tags are imbedded in the Inline XBRL document)
* Portions of this exhibit (indicated therein by asterisks) have been omitted for confidential treatment.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERE & COMPANY

	By:	/s/ Todd E. Davies
Todd E. Davies
Secretary

Dated: August 19, 2021

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